Exhibit 99.1

         First National Bancshares Inc. Reports Cash Dividend, and Year
                           End and 4th Quarter Results


     BRADENTON, Fla.--(BUSINESS WIRE)--Jan. 27, 2006--First National Bancshares Inc. (Nasdaq:FBMT), a Bradenton based holding company and parent of 1st National Bank & Trust has announced approval of a cash dividend of $.1625 per share, payable April 10, 2006 to shareholders of record March 31, 2006. The company also announced preliminary year-end 2005 results and earnings for the 4th quarter 2005.

     Year-End Preliminary Results:

     Net income increased 9% to $3.47 million, compared to $3.18 million that was reported at year-end 2004. Income for this period represents the highest earnings in the company's history. Undiluted earnings per average share for the year ending December 31, 2005 were $1.03 compared to $.98 for the 12 months ending December 31, 2004. This is after $99 thousand ($.03 per share) of after tax expenses related to the pending merger with Whitney Holding Corporation of New Orleans, parent company of Whitney National Bank.
     Total bank assets increased 19% from $317 million to $378 million. Loans increased 20% from $236 million to $285 million and deposits plus repurchase agreements grew 21% from $272 million to $329 million.

     Quarterly Preliminary Earnings Results:

     Earnings for the fourth quarter ending December 31, 2005 were $698 thousand compared to $984 thousand for the fourth quarter 2004. Undiluted earnings per share for quarter ending December 31, 2005 were $.21 compared to $.30 for the fourth quarter 2004 including the same $.03 per share in merger related expenses which all occurred in the fourth quarter of 2005.

     Pending Merger with Whitney Holding Corporation:

     It is anticipated that the proxy statement/prospectus for the proposed merger will be mailed to the shareholders in early March. This document will describe the transaction in detail and intends to call for a shareholder meeting in early April. Assuming shareholder and regulatory approval, we expect to close the transaction in mid to late April.
     First National Bancshares is located in Bradenton, Florida. More information can be obtained through the bank's web site at http://www.firstnbt.com, or on line through the stock symbol FBMT.

     Forward Looking Statements

     This press release may contain "forward-looking statements" within the meaning of, and pursuant to, the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as "believes," "anticipates" or "expects," or words of similar import. Such forward-looking statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those currently anticipated. Forward-looking statements, which are made in good faith, are based upon numerous assumptions, some of which may be specifically described with respect to a particular statement. Some of the more important assumptions include statements about the anticipated timing and completion of the merger between First National Bancshares and Whitney. Additionally, other assumptions include expectations about overall economic conditions, expectations about the movement of interest rates, reliance on existing or anticipated changes in laws and regulations, adverse movements and volatility in debt and equity capital markets, political conditions and related actions by the United States military, and expectations about the nature and level of competition and changes in customer behavior and customer preferences. Because it is uncertain whether future conditions and events will confirm these assumptions, there is a risk that future results will differ materially from what is stated in or implied by such forward-looking statements. First National Bancshares cautions the reader to consider this risk. First National Bancshares undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or developments or for any other reason. For further information regarding either company, please read First National Bancshares and Whitney reports filed with the Securities and Exchange Commission and available at www.sec.gov.

     Participants in This Transaction

     For information regarding persons who may be deemed participants in the solicitation of proxies from shareholders in connection with this transaction, see First National Bancshares' Current Report on Form 8-K filed on July 28, 2005.

     Where You Can Find Additional Information about This Transaction

     Whitney has filed a Registration Statement on Form S-4 and Whitney and First National Bancshares will file other relevant documents concerning the merger with the SEC. First National Bancshares will mail the Proxy Statement-Prospectus to its shareholders. SHAREHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT WHEN THEY BECOME AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.
     You may obtain copies of all documents filed with the SEC regarding the merger, free of charge, at the SEC's website (www.sec.gov). In addition, you may also obtain these documents, free of charge, from Whitney by contacting Investor Relations, Whitney Holding Corporation, P. O. Box 61260, New Orleans, LA 70161-1260, and from First National Bancshares, Inc. by contacting Angela O'Reilly, Senior Vice President, 4770 State Road 64 East, Bradenton, FL 34208. This press release does not constitute an offer to buy, or a solicitation to sell, shares of any security or the solicitation of any proxies from shareholders of the Company.


    CONTACT: 1st National Bank & Trust, Bradenton
             Angela O'Reilly, 941-746-4964 Ext. 400